As filed with the Securities and Exchange Commission on September 10, 2026

Registration No. 333-296921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT ON

FORM S-3 NO. 333-296921

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1520922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lyndon C. Taylor

Executive Vice President, Chief Legal Officer

and Assistant Secretary

100 West Fifth Street

Tulsa, Oklahoma 74103

(Name and address of agent for service)

Copies to:

Sarah M. Rechter Brandon M. Watson ONEOK, Inc. 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000	David J. Miller Samuel D. Rettew Latham & Watkins LLP 300 Colorado Street, Suite 2400 Austin, Texas 78701 (737) 910-7300	Jordan B. Edwards Thomas J. Hutchison GableGotwals 110 N. Elgin Avenue, Suite 200 Tulsa, Oklahoma 74120 (918) 595-4800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Automatic Shelf Registration Statement on Form S-3, File No. 333-296921, of ONEOK, Inc., an Oklahoma corporation (the “Predecessor”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on June 18, 2026 (the “Registration Statement”).

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by the Predecessor of a holding company form of organizational structure (the “Reorganization”). In accordance with Section 1081.G of the Oklahoma General Corporation Act, the Reorganization was implemented by the merger (the “Merger”) of the Predecessor with and into Falcon Merger Sub, L.L.C., an Oklahoma limited liability company (“OpCo”), with OpCo surviving the merger and being renamed “ONEOK, L.L.C.”. In the Merger, which was completed on September 10, 2026 (the “Effective Time”), each share of the issued common stock of the Predecessor (“Predecessor Stock”) was converted into one share of common stock of ONEOK, Inc., an Oklahoma corporation (known as Falcon TopCo, Inc. prior to the Reorganization) (the “Registrant”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Stock. No shares of preferred stock of the Predecessor were issued or outstanding at the Effective Time. The Registrant, as a successor registrant to the Predecessor, has been renamed “ONEOK, Inc.”

Except as modified by this Post-Effective Amendment, in accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to the Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in this Post-Effective Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Merger or necessary to keep the Registration Statement from being misleading in any material respect. No additional securities are being registered under this Post-Effective Amendment. This Post-Effective Amendment shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act. Registration fees for the current continuous offering were paid at the time of the original filing of the prospectus supplement to the Registration Statement.

Item 12. Incorporation of Certain Information by Reference.

The Commission allows us to “incorporate by reference” the information we have filed with the Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede the previously filed information. Our website is www.oneok.com. Information contained on our website is not part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

The documents listed below and any future filings made by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable Commission rules, rather than filed, prior to the termination of the offerings under this prospectus are incorporated by reference in this prospectus:

•	The Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 24, 2026;

•

The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 (as filed with the Commission on April  29, 2026) and June 30, 2026 (as filed with the Commission on August 4, 2026);

•

The Predecessor’s Current Reports on Form 8-K filed with the Commission on January  26, 2026 (Items 5.02 and 9.01), March  25, 2026 (Items 5.02 and 9.01), May  21, 2026 (Item 5.07) and August 31, 2026 (Items 1.01, 3.02, 8.01 and 9.01);

•	The Registrant’s Current Report on Form 8-K filed with the Commission on September 10, 2026 (Items 1.01, 3.02, 5.03, 8.01 and 9.01); and

•

The description of the Registrant’s common stock contained in the Form 8-A registration statement filed by the Predecessor with the Commission on November 21, 1997, as amended by the Registrant’s Current Report on Form 8-K filed with the Commission on September 10, 2026, including any amendment or report filed for the purposes of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 588-7000

We have not authorized anyone to provide you with information other than the information contained or incorporated by reference in this prospectus or in any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below are the fees and expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered. All amounts set forth below are estimated.

SEC registration fee	$		*
Legal fees and expenses		*	*
Accounting fees and expenses		*	*
Printing fees and expenses		*	*
Transfer agent and trustee fees		*	*
Miscellaneous		*	*
Total		*	*

*	Previously paid.
**	These fees are calculated based on the number of issuances and the amount of securities offered and accordingly, cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

The Registrant, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) in which such person is made or threatened to be made a party by reason of the person being or having been a director, officer, employee or agent of the Registrant or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action by or in the right of the Registrant, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Registrant, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Registrant provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Registrant’s bylaws provides that directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Registrant, upon authorization and determination (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders, the Registrant is obligated to indemnify any person who incurs liability by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action, suit, or proceeding by or in the right of the Registrant, no indemnification will be made if such person shall be adjudged to be liable to the Registrant, unless such indemnification is allowed by a court of competent jurisdiction.

The Registrant has entered into indemnification agreements with its directors and officers. These indemnification agreements provide that the Registrant is obligated to indemnify the specified director or officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or officer, the Registrant is obligated to advance expenses for defense of a claim made against the director or officer. The obligation of the Registrant to indemnify the director or officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or officer is entitled to indemnification. In addition, the agreements obligate the Registrant to indemnify the specified officer or director to the extent of the Registrant’s recoveries under insurance policies regardless of whether the director or officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Registrant provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Registrant’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Registrant against liabilities arising under such act.

Item 16. Exhibits.

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated September 10, 2026, by and among ONEOK, Inc., Falcon TopCo, Inc. and Falcon Merger Sub, L.L.C. (incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K filed on September 10, 2026).

3.1	Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated September 10, 2026 (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed on September 10, 2026).

3.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed on September 10, 2026).

4.1	Description of Securities (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K filed on September 10, 2026).

5.1*	Opinion of GableGotwals.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of GableGotwals (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this Post-Effective Amendment).

*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this post-effective amendment on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 10th day of September, 2026.

ONEOK, Inc.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

POWER OF ATTORNEY

Each person whose signature appears below authorizes Walter S. Hulse III, Lyndon C. Taylor and Sarah M. Rechter, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to the Registration Statement, including post-effective amendments, and to do any and all acts he or she determines may be necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on this 10th day of September, 2026.

Name	Title	Date

/S/ PIERCE H. NORTON II Pierce H. Norton II	Director, Chief Executive Officer and President (principal executive officer)	September 10, 2026

/S/ WALTER S. HULSE III Walter S. Hulse III	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development (principal financial officer)	September 10, 2026

/S/ MARY M. SPEARS Mary M. Spears	Senior Vice President and Chief Accounting Officer, Finance and Tax (principal accounting officer)	September 10, 2026

/S/ JULIE H. EDWARDS Julie H. Edwards	Board Chair	September 10, 2026

/S/ BRIAN L. DERKSEN Brian L. Derksen	Director	September 10, 2026

Name	Title	Date

/S/ LORI A. GOBILLOT Lori A. Gobillot	Director	September 10, 2026

/S/ MARK W. HELDERMAN Mark W. Helderman	Director	September 10, 2026

/S/ RANDALL J. LARSON Randall J. Larson	Director	September 10, 2026

/S/ MARK A. MCCOLLUM Mark A. McCollum	Director	September 10, 2026

/S/ PRECIOUS WILLIAMS OWUDUNNI Precious Williams Owudunni	Director	September 10, 2026

/S/ EDUARDO A. RODRIGUEZ Eduardo A. Rodriguez	Director	September 10, 2026

/S/ WAYNE T. SMITH Wayne T. Smith	Director	September 10, 2026